Exhibit 99.1

XPO Logistics Announces Third Quarter 2016 Results

Reports third quarter records for net income, cash flow from operations,

adjusted EBITDA and free cash flow

Raises 2016 full-year free cash flow target to at least $175 million

GREENWICH, Conn. — November 2, 2016 — XPO Logistics, Inc. (NYSE: XPO) today announced financial results for the third quarter of 2016. Total revenue increased 57.2% year-over-year to $3.7 billion. Net income attributable to common shareholders was $13.8 million for the quarter, or earnings of $0.11 per diluted share, compared with a net loss attributable to common shareholders of $93.1 million, or a loss of $0.94 per diluted share, for the same period in 2015.

The adjusted net income attributable to common shareholders, a non-GAAP financial measure, was $49.8 million, or adjusted earnings of $0.41 per diluted share for the third quarter of 2016, excluding the items detailed below. This compares with an adjusted net loss attributable to common shareholders of $15.2 million, or an adjusted loss of $0.15 per diluted share, for the third quarter of 2015.

The adjusted net income attributable to common shareholders for the third quarter of 2016 excludes: $53.2 million, or $32.7 million after-tax, of debt extinguishment costs related to the previously announced August 2016 debt refinancing; $19.8 million, or $12.6 million after-tax, of one-time transaction-related and rebranding costs; $0.9 million, or $0.5 million after-tax, of unrealized foreign exchange cost; and a $6.1 million acquisition-related tax benefit. Reconciliations of adjusted net income attributable to common shareholders and adjusted EPS, as well as reconciliations of other non-GAAP financial measures used throughout this release, are provided in the attached financial tables.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP financial measure, improved to $352.7 million for the quarter, compared with $166.1 million for the same period in 2015. Adjusted EBITDA in the third quarter of 2016 excludes $19.8 million of one-time transaction-related and rebranding costs.

In the third quarter, the company generated $137.0 million of cash flow from operations and $64.8 million of free cash flow. In the first nine months of 2016, the company generated $404.6 million of cash flow from operations and $144.0 million of free cash flow.

Sells Truckload Operation to TransForce

On October 27, 2016, as previously reported, the company completed the strategic sale of its asset-based truckload operation in North America, the former Con-way Truckload, to TransForce Inc. for approximately $558 million in cash, subject to customary adjustments. The company continues to provide its customers with full truckload services through its truck brokerage network, which includes approximately 38,000 independent carriers representing over a million trucks.

The divestment furthered the company’s strategy of focusing on the supply chain services where it holds leadership positions: contract logistics, truck brokerage, less-than-truckload, last mile, intermodal, drayage, expedite and managed transportation. Additionally, the transaction is expected to improve the company’s return on capital, enhance its long-term growth rate, reduce its capex requirement, and lessen the cyclicality of the business.

Updates Financial Targets

The company raised its full-year 2016 free cash flow target to at least $175 million, as compared with the prior target of at least $150 million.

The company issued a full-year 2017 adjusted EBITDA target of at least $1.350 billion. This target reflects a 17% increase over targeted full-year 2016 adjusted EBITDA of $1.150 billion, after excluding the North American truckload operation for the full year.

Additionally, the company updated the following full-year financial targets:

•	For 2016, at least $1.245 billion of adjusted EBITDA — status quo with the prior target of $1.265 billion, after accounting for a $20 million impact from the truckload divestment.

•	For 2018, at least $1.575 billion of EBITDA — status quo with the prior target of $1.7 billion, after accounting for the truckload divestment.

Reduces Annual Cash Interest Expense by $63 Million

The company reduced its expected cash interest expense by approximately $63 million a year by: using the proceeds from the previously reported sale of the North American truckload operation to repay $550 million of its outstanding debt, resulting in an annual cash interest savings of approximately $23 million; and opportunistically refinancing $2.6 billion of debt on August 25, 2016, as previously reported, reducing its expected cash interest expense by approximately $40 million.

CEO Comments

Bradley Jacobs, chairman and chief executive officer of XPO Logistics, said, “Today, we reported record third quarter results for net income, cash flow from operations and adjusted EBITDA. Importantly, we generated free cash flow of $65 million in the quarter, and raised our 2016 target for free cash flow to at least $175 million.

“We achieved this strong performance in a mixed operating environment. In North America, vigorous demand from e-commerce drove growth in our contract logistics and last mile operations, while brokerage and intermodal were generally soft. Our less-than-truckload business in North America had another outstanding quarter, with higher yield and lower SG&A. This propelled a 40% increase in LTL operating income versus a year ago, pre-acquisition. In Europe, where XPO is the market leader in e-fulfillment, we continued to win new business from major retailers based on our e-commerce expertise.”

Jacobs continued, “Our business model gives us substantial autonomy from macro cycles, due to the diversity of our service offering and the company-specific nature of our profit improvement opportunities. We have a well-defined bridge from where we stand today to our target of $1.575 billion of EBITDA in 2018. Every component of that bridge is underway — including the optimization of over $13 billion of spend, a dual focus on cross-selling and market penetration, and the adoption of global best practices that benefit our employees as well as our customers.”

Third Quarter 2016 Results by Segment

•	Transportation: The company’s transportation segment generated total revenue of $2.4 billion for the quarter, a 72.5% increase from the same period in 2015. The year-over-year increase in revenue was primarily due to the acquisition of Con-way on October 30, 2015, and to organic growth, partially offset by lower fuel-related revenue. Organic growth was led by last mile, primarily driven by an increase in e-commerce business.

Net revenue margin for the transportation segment improved to 28.1%, compared with 22.6% in 2015. The increase in margin was primarily due to the acquisition of the less-than-truckload (LTL) business, as well as margin improvement in last mile, partially offset by a lower freight brokerage margin.

Operating income for the transportation segment increased to $125.4 million, compared with operating income of $30.9 million a year ago. Adjusted EBITDA for the segment improved to $253.3 million for the quarter, compared with $93.1 million a year ago. The increases in operating income and adjusted EBITDA were primarily due to the Con-way acquisition and to organic EBITDA growth led by last mile.

•	Logistics: The company’s logistics segment generated total revenue of $1.3 billion for the quarter, a 35.6% increase from the same period in 2015. The year-over-year increase was primarily due to the Con-way acquisition and to organic growth. In Europe, sales growth was largely driven by new contract starts with e-commerce and cold-chain customers, but was more than offset by the adverse impact of unfavorable foreign exchange rates. In North America, growth was largely driven by e-commerce and technology contracts, while traditional retail was weaker.

Operating income for the logistics segment was $75.3 million, up from $36.0 million a year ago. Adjusted EBITDA was $125.7 million, up from $88.1 million a year ago. The increases in operating income and adjusted EBITDA were primarily due to the Con-way acquisition and organic growth, as well as improved site productivity and initiatives to address underperforming locations.

•	Corporate: Corporate SG&A expense was $31.9 million, compared with $22.8 million for the third quarter of 2015. The increase in corporate expense reflects investments in technology and transformation functions to drive profit improvement and growth initiatives, and an increase in equity-based compensation.

Nine Months 2016 Financial Results

For the nine months ended September 30, 2016, the company reported total revenue of $10.9 billion, a 155.6% increase from the same period in 2015. Net income attributable to common shareholders was $35.8 million, or $0.30 per diluted share, compared with a net loss of $183.5 million, or a loss of $2.10 per diluted share, for the same period in 2015.

The adjusted net income attributable to common shareholders for the first nine months was $92.6 million, or adjusted earnings of $0.76 per diluted share, excluding the items detailed below. This compares with an adjusted net loss attributable to common shareholders of $38.4 million, or an adjusted loss of $0.44 per diluted share, for the same period in 2015.

Adjusted net income for the first nine months of 2016 excludes $68.3 million, or $43.4 million after-tax, of one-time transaction, integration and rebranding costs net of noncontrolling interests; $53.2 million, or $32.7 million after-tax, of debt extinguishment costs related to the previously announced August 2016 debt refinancing; a $5.8 million, or $3.6 million after-tax, benefit to depreciation and amortization related to the purchase price allocation of acquired assets; a $3.0 million, or $1.9 million after-tax, benefit related to unrealized foreign exchange positions; a $6.1 million acquisition-related tax benefit; and a loss on conversion of convertible notes of $0.2 million, or $0.1 million net of tax.

Adjusted EBITDA for the first nine months of 2016 improved to $957.1 million, compared with $274.7 million for the same period in 2015. Adjusted EBITDA for the first nine months of 2016 excludes $68.3 million of one-time transaction, integration and rebranding costs.

Conference Call

The company will hold a conference call on Thursday, November 3, 2016, at 8:30 a.m. Eastern Time. Participants can call toll-free (from U.S./Canada) 1-877-269-7756; international callers dial +1-201-689-7817. A live webcast of the conference will be available on the investor relations area of the company’s website, www.xpo.com/investors. The conference will be archived until December 3, 2016. To access the replay by phone, call toll-free (from U.S./Canada) 1-877-660-6853; international callers dial +1-201-612-7415. Use participant passcode 13646916.

About XPO Logistics

XPO Logistics, Inc. (NYSE: XPO) is a top ten global logistics provider of cutting-edge supply chain solutions to the most successful companies in the world. The company operates as a highly integrated network of people, technology and physical assets in 34 countries, with over 86,000 employees and 1,425 locations. XPO uses its network to help more than 50,000 customers manage their goods more efficiently throughout their supply chains. The company has two reporting segments: transportation and logistics, and within these segments, its business is well diversified by geographies, verticals and types of service. XPO’s corporate headquarters is in Greenwich, Conn., USA, and its European headquarters is in Lyon, France. www.xpo.com

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under rules of the Securities and Exchange Commission (“SEC”), including adjusted net income (loss) attributable to common shareholders and adjusted earnings per share (“adjusted EPS”) for the three- and nine-month periods ended September 30, 2016; earnings and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA” and “adjusted EBITDA”, respectively) for the three- and nine-month periods ended September 30, 2016 and 2015, on a consolidated basis and for the company’s transportation and logistics segments; and free cash flow for the three- and nine-month periods ended September 30, 2016. As required by SEC rules, we provide reconciliations of these historical measures to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), which are set forth in the financial tables attached to this document. With respect to our 2016, 2017 and 2018 financial targets of adjusted EBITDA and

EBITDA and our 2016 target of free cash flow, each of which is a non-GAAP measure, a reconciliation of the non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the non-cash and other items described below that we exclude from the non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, that would be required to produce such a reconciliation. We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We believe that EBITDA and adjusted EBITDA improve comparability from period to period by removing the impact of our capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization) tax consequences, and the nonrecurring items noted in the reconciliation. We believe that adjusted net income (loss) attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of nonrecurring expense items such as one-time transaction-related costs. In addition to its use by management, we believe that EBITDA and adjusted EBITDA are measures widely used by securities analysts, investors and others to evaluate the financial performance of companies in our industry. Other companies may calculate EBITDA and adjusted EBITDA differently, and therefore our measure may not be comparable to similarly titled measures of other companies. Free cash flow, EBITDA, adjusted EBITDA, adjusted net income (loss) attributable to common shareholders and adjusted EPS are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from EBITDA and adjusted EBITDA are significant and necessary components of the operations of our business, and, therefore, EBITDA and adjusted EBITDA should only be used as a supplemental measure of our operating performance.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our financial targets, the expected reduction in our capital expenditures, the expected reduction in the cyclicality of our business, the expected reduction in our annual cash interest expense, our expected ability to generate profit improvement opportunities, including through cost rationalization, global procurement and the cross-fertilization of best practices. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to successfully manage our growth, including by maintaining effective internal controls; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; our ability to retain our and our acquired businesses’ largest customers; our ability to develop and implement suitable information technology systems; our substantial indebtedness; our ability to raise debt and equity capital; our ability to attract and retain key employees to execute our strategy, including retention of acquired companies’ key employees; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; litigation, including litigation related to alleged misclassification of independent contractors; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; our ability to execute our growth strategy through acquisitions; fuel price and fuel surcharge changes; weather and other service disruptions; governmental regulation; and governmental or political actions, including the United Kingdom’s likely exit from the European Union. All forward-looking statements set forth in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this press release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact:

XPO Logistics, Inc.

Tavio Headley, +1-203-930-1602

tavio.headley@xpo.com

Media Contact:

XPO Logistics, Inc.

Erin Kurtz, +1-203-489-1586

erin.kurtz@xpo.com

XPO Logistics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenue	$3,713.8	$2,362.1	$10,942.8	$4,281.0
Operating expenses
Cost of transportation and services	2,008.4	1,237.3	5,926.8	2,385.4
Direct operating expense	1,153.4	798.1	3,389.8	1,267.5
Sales, general and administrative expense	383.2	282.6	1,224.7	618.7

Total operating expenses	3,545.0	2,318.0	10,541.3	4,271.6

Operating income	168.8	44.1	401.5	9.4

Other (income) expense	(2.7)	1.6	(9.4)	3.9
Foreign currency loss	1.3	14.5	4.5	34.6
Debt extinguishment loss	53.2	—	53.2	—
Interest expense	93.0	61.5	280.8	120.9

Income (loss) before income tax provision (benefit)	24.0	(33.5)	72.4	(150.0)
Income tax provision (benefit)	2.7	1.9	20.0	(21.3)

Net income (loss)	21.3	(35.4)	52.4	(128.7)
Net income attributable to noncontrolling interests	(6.2)	(5.0)	(13.2)	(0.6)

Net income (loss) attributable to XPO	$15.1	$(40.4)	$39.2	$(129.3)

Net income (loss) attributable to common shareholders *	$13.8	$(93.1)	$35.8	$(183.5)

Basic earnings (loss) per share	$0.13	$(0.94)	$0.33	$(2.10)
Diluted earnings (loss) per share	$0.11	$(0.94)	$0.30	$(2.10)

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	110.3	98.6	110.0	87.3
Diluted weighted-average common shares outstanding	122.9	98.6	119.2	87.3

*	Includes $0.6 million and $1.2 million non-cash allocation of undistributed earnings for the three and nine months ended September 30, 2016, respectively. Includes $0.7 million and $2.2 million preferred dividends for the three and nine months ended September 30, 2016 and 2015, respectively. Includes $52.0 million preferred stock beneficial conversion charge for the three and nine months ended September 30, 2015.

XPO Logistics, Inc.

Condensed Consolidated Balance Sheets

(In millions, except share and per share data)

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$360.3	$289.8
Accounts receivable, net of allowances of $26.2 and $16.9, respectively	2,338.4	2,266.4
Other current assets	473.0	401.0

Total current assets	3,171.7	2,957.2

Property and equipment, net of $543.7 and $209.3 in accumulated depreciation, respectively	2,711.3	2,852.2
Goodwill	4,734.1	4,610.6
Identifiable intangible assets, net of $353.6 and $224.5 in accumulated amortization, respectively	1,591.4	1,876.5
Deferred tax asset	2.1	113.6
Other long-term assets	208.7	233.1

Total long-term assets	9,247.6	9,686.0

Total assets	$12,419.3	$12,643.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$912.0	$1,063.7
Accrued expenses	1,476.5	1,291.8
Current maturities of long-term debt	117.1	135.3
Other current liabilities	188.3	203.6

Total current liabilities	2,693.9	2,694.4

Long-term debt	5,297.3	5,272.6
Deferred tax liability	703.1	933.3
Employee benefit obligations	278.2	312.6
Other long-term liabilities	370.9	369.5

Total long-term liabilities	6,649.5	6,888.0

Stockholders’ equity:
Convertible perpetual preferred stock, $.001 par value; 10,000,000 shares authorized; 72,885 of Series A shares issued and outstanding at September 30, 2016 and December 31, 2015	42.0	42.0
Common stock, $.001 par value; 300,000,000 shares authorized; 110,739,400 and 109,523,493 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	0.1	0.1
Additional paid-in capital	3,233.9	3,212.3
Accumulated deficit	(428.9)	(465.0)
Accumulated other comprehensive loss	(125.1)	(72.3)

Total stockholders’ equity before noncontrolling interest	2,722.0	2,717.1

Noncontrolling interests	353.9	343.7

Total equity	3,075.9	3,060.8

Total liabilities and equity	$12,419.3	$12,643.2

XPO Logistics, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	Nine Months Ended September 30,
	2016	2015
Operating activities
Net income (loss)	$52.4	$(128.7)
Adjustments to reconcile net income (loss) to net cash from operating activities
Depreciation and amortization	485.4	191.9
Deferred tax benefit	(2.3)	(41.9)
Stock compensation expense	34.2	19.7
Accretion of debt	12.3	4.7
Loss on extinguishment of debt	53.2	—
Other	5.9	8.9
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(79.0)	(2.3)
Prepaid expense and other assets	(72.5)	32.5
Accounts payable	(150.7)	(59.9)
Accrued expenses and other liabilities	65.7	14.5

Cash flows provided by operating activities	404.6	39.4

Investing activities
Payment for purchases of property and equipment	(318.5)	(114.4)
Proceeds from sale of assets	57.9	38.7
Acquisition of businesses, net of cash acquired	—	(1,609.8)
Loss on forward contract related to acquisition	—	(9.7)
Other	8.6	—

Cash flows used by investing activities	(252.0)	(1,695.2)

Financing activities
Repayment of long-term debt and capital leases	(126.4)	(1,067.4)
Repurchase of debt	(1,334.2)	—
Proceeds from borrowing on revolving credit facility	260.0	—
Repayment of borrowing on revolving credit facility	(260.0)	—
Bank overdrafts	24.9	14.4
Proceeds from preferred stock and common stock offerings	—	1,260.0
Payment for equity issuances costs	—	(31.9)
Proceeds from issuance of long-term debt	1,377.8	2,596.7
Payment for debt issuance costs	(24.9)	(7.9)
Purchase of noncontrolling interests	—	(459.7)
Dividends paid	(2.5)	(2.2)
Other	2.0	0.2

Cash flows (used) provided by financing activities	(83.3)	2,302.2

Effect of exchange rates on cash	1.2	(5.2)
Net increase in cash	70.5	641.2
Cash and cash equivalents, beginning of period	289.8	644.1

Cash and cash equivalents, end of period	$360.3	$1,285.3

Transportation

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016	2015	$ Variance	Change %	2016	2015	$ Variance	Change %
Revenue	$2,409.1	$1,396.8	$1,012.3	72.5%	$7,125.4	$2,820.4	$4,305.0	152.6%
Cost of transportation and services	1,733.0	1,081.7	651.3	60.2%	5,096.0	2,190.0	2,906.0	132.7%

Net revenue	676.1	315.1	361.0	114.6%	2,029.4	630.4	1,399.0	221.9%

Direct operating expense	294.4	135.4	159.0	117.4%	904.6	223.5	681.1	304.7%
SG&A expense
Salaries & benefits	138.3	85.1	53.2	62.5%	428.3	199.9	228.4	114.3%
Other SG&A expense	43.3	22.4	20.9	93.3%	110.9	53.0	57.9	109.2%
Purchased services	34.5	9.9	24.6	248.5%	111.5	23.2	88.3	380.6%
Depreciation & amortization	40.2	31.4	8.8	28.0%	120.1	73.1	47.0	64.3%

Total SG&A expense	256.3	148.8	107.5	72.2%	770.8	349.2	421.6	120.7%

Operating income	$125.4	$30.9	$94.5	305.8%	$354.0	$57.7	$296.3	513.5%

Accelerated amortization of trade names	—	—	—	0.0%	—	0.4	(0.4)	-100.0%
Total Depreciation & amortization	114.8	54.8	60.0	109.5%	341.9	103.2	238.7	231.3%

EBITDA	$240.2	$85.7	$154.5	180.3%	$695.9	$161.3	$534.6	331.4%

Transaction & integration costs	8.1	7.4	0.7	9.5%	18.4	14.5	3.9	26.9%
Rebranding costs	5.0	—	5.0	100.0%	10.9	—	10.9	100.0%

Adjusted EBITDA*	$253.3	$93.1	$160.2	172.1%	$725.2	$175.8	$549.4	312.5%

*	Adjusted EBITDA does not include gain on sale of assets, unrealized gain/loss and other expense

Transportation

Key Data by Service Offering

(Unaudited)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue by Service Offering
North America
Freight Brokerage	$544.4	$511.2	$1,576.2	$1,363.8
Less-Than-Truckload	883.5	—	2,591.5	—
Last Mile	212.5	185.6	592.1	489.4
Full Truckload	131.8	—	394.0	—
Europe
Full Truckload	392.8	412.5	1,209.8	530.1
Less-Than-Truckload	200.3	193.7	626.3	247.7
Global Forwarding	84.5	96.2	246.5	197.7
Eliminations	(40.7)	(2.4)	(111.0)	(8.3)

Total Revenue by Service Offering	$2,409.1	$1,396.8	$7,125.4	$2,820.4

Net Revenue by Service Offering
North America
Freight Brokerage	$88.7	$105.1	$268.4	$276.3
Less-Than-Truckload	355.4	—	1,050.4	—
Last Mile	64.8	55.7	180.7	146.2
Full Truckload	17.3	—	61.0	—
Europe	135.4	137.2	425.5	177.2
Global Forwarding	14.5	17.1	43.4	30.7

Total Net Revenue by Service Offering	$676.1	$315.1	$2,029.4	$630.4

Net Revenue % by Service Offering
North America
Freight Brokerage	16.3%	20.6%	17.0%	20.3%
Less-Than-Truckload	40.2%	0.0%	40.5%	0.0%
Last Mile	30.5%	30.0%	30.5%	29.9%
Full Truckload	13.1%	0.0%	15.5%	0.0%
Europe	22.8%	22.6%	23.2%	22.8%
Global Forwarding	17.2%	17.8%	17.6%	15.5%

Overall Net Revenue % by Service Offering	28.1%	22.6%	28.5%	22.4%

Direct Operating Expense by Service Offering
North America
Freight Brokerage	$22.8	$31.0	$68.8	$77.6
Less-Than-Truckload	169.1	—	520.3	—
Last Mile	14.1	11.5	41.4	29.2
Europe	84.3	84.6	260.6	106.9
Global Forwarding	4.1	8.3	13.5	9.8

Total Direct Operating Expense by Service Offering	$294.4	$135.4	$904.6	$223.5

Less-Than-Truckload revenue is before intercompany eliminations and includes revenue from the Company’s trailer manufacturing business.

XPO Logistics North American Less-Than-Truckload

Summary Data Table

(Unaudited)

	Three Months Ended September 30,
	2016	2015
Number of Working Days	64.0	64.0

Lbs. per Day (Thousands)	72,439	76,514

% Change in Lbs. per Day**	-5.3%	-3.1%

Shipments per Day	54,803	57,795

% Change in Shipments per Day**	-5.2%	-2.5%

Avg. Weight per Shipment (in pounds)	1,322	1,324

% Change in Weight per Shipment**	-0.2%	-0.6%

Gross Revenue per Shipment	$258.06	$251.03

Gross Revenue per CWT (including fuel surcharges)	$19.52	$18.96

Gross Revenue per CWT (excluding fuel surcharges)	$17.40	$16.65

% Change in Gross Revenue per CWT**
Including fuel surcharges	3.0%	-1.4%
Excluding fuel surcharges	4.5%	4.2%

Average Length of Haul	818.8	801.5

Total Average Load Factor	21,957	21,846

Average Age of Tractor Fleet (Years)	5.79	5.42

**	Compared with the same quarter of the previous year

XPO Logistics North American Less-Than-Truckload

Adjusted Operating Ratio

(Unaudited)

(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenue (excluding fuel surcharge revenue)	$775.2	$792.2	$2,285.8	$2,327.3
Fuel surcharge revenue	98.3	113.4	274.2	350.9

Revenue	873.5	905.6	2,560.0	2,678.2
Salaries, wages and employee benefits	426.1	443.2	1,249.9	1,291.8
Purchased transportation	110.9	126.3	332.0	388.8
Fuel and fuel-related taxes	49.7	56.3	139.4	182.3
Depreciation and amortization	49.5	37.1	147.9	111.1
Other operating expenses	104.0	131.5	317.9	392.2
Maintenance	25.6	25.6	72.1	77.4
Rents and leases	9.8	12.1	30.6	38.3
Purchased labor	2.4	5.5	6.7	20.7

Operating income	95.5	68.0	263.5	175.6

Operating ratio	89.1%	92.5%	89.7%	93.4%

Transaction, integration and rebranding costs	5.8	—	9.1	—
Amortization expense	9.0	—	23.7	—
Depreciation adjustment from updated purchase price allocation of acquired assets	—	—	(1.8)	—

Adjusted operating income	$110.3	$68.0	$294.5	$175.6

Adjusted operating ratio	87.4%	92.5%	88.5%	93.4%

Logistics

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016	2015	$ Variance	Change %	2016	2015	$ Variance	Change %
Revenue	$1,347.0	$993.3	$353.7	35.6%	$3,939.7	$1,493.7	$2,446.0	163.8%
Cost of transportation and services	316.7	183.3	133.4	72.8%	950.1	228.8	721.3	315.3%

Net revenue	1,030.3	810.0	220.3	27.2%	2,989.6	1,264.9	1,724.7	136.4%

Direct operating expense	859.2	662.8	196.4	29.6%	2,485.8	1,044.0	1,441.8	138.1%
SG&A expense
Salaries & benefits	50.8	62.0	(11.2)	-18.1%	174.6	91.9	82.7	90.0%
Other SG&A expense	6.4	11.3	(4.9)	-43.4%	43.1	19.2	23.9	124.5%
Purchased services	17.8	13.5	4.3	31.9%	63.0	17.6	45.4	258.0%
Depreciation & amortization	20.8	24.4	(3.6)	-14.8%	64.8	45.3	19.5	43.0%

Total SG&A expense	95.8	111.2	(15.4)	-13.8%	345.5	174.0	171.5	98.6%

Operating income	$75.3	$36.0	$39.3	109.2%	$158.3	$46.9	$111.4	237.5%

Accelerated amortization of trade names	—	—	—	0.0%	—	2.0	(2.0)	-100.0%
Total Depreciation & amortization	46.5	46.9	(0.4)	-0.9%	142.2	85.2	57.0	66.9%

EBITDA	$121.8	$82.9	$38.9	46.9%	$300.5	$134.1	$166.4	124.1%

Transaction & integration costs	3.4	5.2	(1.8)	-34.6%	19.0	10.0	9.0	90.0%
Rebranding costs	0.5	—	0.5	100.0%	0.9	—	0.9	100.0%

Adjusted EBITDA*	$125.7	$88.1	$37.6	42.7%	$320.4	$144.1	$176.3	122.3%

*	Adjusted EBITDA does not include gain on sale of assets, unrealized gain/loss and other expense

Logistics

Key Data by Service Offering

(Unaudited)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue by Service Offering
North America	$649.4	$292.1	$1,901.5	$615.1
Europe	697.6	701.2	2,038.2	878.6

Total Revenue by Service Offering	$1,347.0	$993.3	$3,939.7	$1,493.7

Net Revenue by Service Offering
North America	$512.3	$287.1	$1,467.1	$609.0
Europe	518.0	522.9	1,522.5	655.9

Total Net Revenue by Service Offering	$1,030.3	$810.0	$2,989.6	$1,264.9

Direct Operating Expense by Service Offering
North America	$437.7	$244.4	$1,243.7	$519.0
Europe	421.5	418.4	1,242.1	525.0

Total Direct Operating Expense by Service Offering	$859.2	$662.8	$2,485.8	$1,044.0

Gross Margin by Service Offering
North America	$74.6	$42.7	$223.4	$90.0
Europe	96.5	104.5	280.4	130.9

Total Gross Margin by Service Offering	$171.1	$147.2	$503.8	$220.9

Gross Margin % by Service Offering
North America	11.5%	14.6%	11.8%	14.6%
Europe	13.8%	14.9%	13.8%	14.9%

Total Gross Margin % by Service Offering	12.7%	14.8%	12.8%	14.8%

XPO Corporate

Summary of Sales, General & Administrative Expense

(Unaudited)

(In millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016	2015	$ Variance	Change %	2016	2015	$ Variance	Change %
SG&A expense
Salaries & benefits	$18.8	$9.5	$9.3	97.9%	$50.8	$33.9	$16.9	49.9%
Other SG&A expense	6.5	4.3	2.2	51.2%	20.2	15.5	4.7	30.3%
Purchased services	6.2	8.6	(2.4)	-27.9%	38.6	44.7	(6.1)	-13.6%
Depreciation & amortization	0.4	0.4	—	0.0%	1.2	1.1	0.1	9.1%

Total SG&A expense	$31.9	$22.8	$9.1	39.9%	$110.8	$95.2	$15.6	16.4%

Intersegment Eliminations

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016	2015	$ Variance	Change %	2016	2015	$ Variance	Change %
Revenue	$(42.3)	$(28.0)	$(14.3)	51.1%	$(122.3)	$(33.1)	$(89.2)	269.5%
Cost of transportation and services	(41.3)	(27.7)	(13.6)	49.1%	(119.3)	(33.4)	(85.9)	257.2%

Net revenue	(1.0)	(0.3)	(0.7)	233.3%	(3.0)	0.3	(3.3)	-1100.0%

Direct operating expense	(0.2)	(0.1)	(0.1)	100.0%	(0.6)	—	(0.6)	100.0%
SG&A expense
Salaries & benefits	3.4	0.1	3.3	3300.0%	(3.5)	0.5	(4.0)	-800.0%
Other SG&A expense	(6.4)	(0.3)	(6.1)	2033.3%	(0.8)	(0.3)	(0.5)	166.7%
Purchased services	2.1	—	2.1	100.0%	1.8	0.1	1.7	1700.0%
Depreciation & amortization	0.1	—	0.1	100.0%	0.1	—	0.1	100.0%

Total SG&A expense	(0.8)	(0.2)	(0.6)	300.0%	(2.4)	0.3	(2.7)	-900.0%

Operating income	$—	$—	$—	0.0%	$—	$—	$—	0.0%

Note: Intersegment eliminations represent intercompany activity between the Company’s reportable segments that is eliminated upon consolidation. The difference between operating income (loss) component line items in the Consolidated Statements of Operations and the sum of the respective line items from the Transportation and Logistics Summary Financial Tables and Corporate Summary of Sales, General & Administrative Expense above represents intercompany eliminations between our reportable segments. The table above summarizes the intersegment eliminations by line item.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited)

(In millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	Change %	2016	2015	Change %
Net income (loss) attributable to common shareholders	$13.8	$(93.1)	-114.8%	$35.8	$(183.5)	-119.5%
Preferred stock beneficial conversion charge	—	(52.0)	-100.0%	—	(52.0)	-100.0%
Distributed and undistributed net income	(1.3)	(0.7)	85.7%	(3.4)	(2.2)	54.5%
Noncontrolling interests	(6.2)	(5.0)	24.0%	(13.2)	(0.6)	2100.0%

Net income (loss)	21.3	(35.4)	-160.2%	52.4	(128.7)	-140.7%

Debt commitment fees	—	—	0.0%	—	8.6	-100.0%
Loss on conversion of convertible senior notes	—	1.1	-100.0%	0.2	8.0	-97.5%
Loss on debt extinguishment	53.2	—	100.0%	53.2	—	100.0%
Other interest expense	93.0	60.4	54.0%	280.6	104.3	169.0%
Income tax provision (benefit)	2.7	1.9	42.1%	20.0	(21.3)	-193.9%
Accelerated amortization of trade names	—	—	0.0%	—	2.4	-100.0%
Depreciation & amortization expense	161.8	102.1	58.5%	485.4	191.9	152.9%
Unrealized loss (gain) on foreign currency option and forward contracts	0.9	—	100.0%	(3.0)	—	100.0%

EBITDA	$332.9	$130.1	155.9%	$888.8	$165.2	438.0%

Transaction & integration costs	13.8	33.1	-58.3%	55.6	109.7	-49.3%
Rebranding costs	6.0	3.3	81.8%	12.7	5.8	119.0%
Gain on sale of intermodal equipment	—	(0.4)	-100.0%	—	(6.0)	-100.0%

Adjusted EBITDA	$352.7	$166.1	112.3%	$957.1	$274.7	248.4%

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release. Adjusted EBITDA was prepared assuming 100% ownership of XPO Logistics Europe.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of GAAP Net Income (Loss) and Net Income (Loss) Per Share to Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share

(Unaudited)

(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
GAAP net income (loss) attributable to common shareholders	$13.8	$(93.1)	$35.8	$(183.5)
Preferred stock beneficial conversion charge	—	52.0	—	52.0
Loss on conversion of convertible senior notes, net of tax benefit of $0.0, $0.2, $0.1, $1.2 (1)	—	0.9	0.1	6.8

Loss on debt extinguishment, net of tax benefit of $20.5, $0.0, $20.5, $0.0	32.7	—	32.7	—
Debt commitment fees, net of tax benefit of $0.0, $0.0, $0.0 and $2.7 (1)	—	—	—	5.9

Accelerated amortization of trade names, net of tax benefit of $0.0, $0.0, $0.0 and $0.7	—	—	—	1.7
Unrealized loss (gain) on foreign currency option and forward contracts, net of tax benefit (expense) of $0.4, $0.0, $(1.1), $0.0	0.5	—	(1.9)	—
Depreciation & amortization from updated purchase price allocation of acquired assets, net of tax expense of $0.0, $0.0, $2.2, $0.0	—	—	(3.6)	—
Transaction & integration costs, net of tax benefit of $4.9, $8.4, $20.2 and $23.4	8.9	24.7	35.4	86.3
Rebranding costs, net of tax benefit of $2.3, $1.1, $4.7 and $1.9	3.7	2.2	8.0	3.9
Gain on sale of intermodal equipment, net of tax expense of $0.0, $0.1, $0.0 and $1.9	—	(0.3)	—	(4.1)
Acquisition-related tax benefit	(6.1)	—	(6.1)	—
Impact of noncontrolling interests on above adjustments	(0.3)	(1.6)	(2.4)	(7.4)
Allocation of undistributed earnings	(3.4)	—	(5.4)	—

Adjusted net income (loss) attributable to common shareholders	$49.8	$(15.2)	$92.6	$(38.4)

Adjusted basic earnings (loss) per share	$0.45	$(0.15)	$0.84	$(0.44)
Adjusted diluted earnings (loss) per share	$0.41	$(0.15)	$0.76	$(0.44)

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	110.3	98.6	110.0	87.3
Diluted weighted-average common shares outstanding	122.9	98.6	122.3	87.3

(1)	Debt commitment fees and loss on conversion of convertible senior notes are recorded in interest expense.

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release.

The Company has evaluated the guidance in accordance with Compliance and Disclosure Interpretations (C&DI) of the U.S. Securities and Exchange Commission table to calculate the non-GAAP Adjusted Net Income (loss) and Adjusted Net Income (loss) Per Share. The table above includes the U.S. GAAP financial statement items that have been reconciled to arrive at Adjusted Net Income (loss) and Adjusted Net Income (loss) per share. The Company has applied the jurisdictional statutory tax rate to the performance measures in the above table to calculate the adjusted performance metrics. The jurisdictional tax rate is materially consistent with our estimated effective tax rate for fiscal 2016. The tax effects are reported for each reconciling item. A corresponding noncontrolling interest has been calculated for those reconciling items reported within the acquired Norbert Dentressangle SA legal entities.

XPO Logistics, Inc.

Free Cash Flow

(Unaudited)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Cash flows provided by operating activities	$137.0	$62.6	$404.6	$39.4
Payment for purchases of property and equipment	(94.5)	(72.5)	(318.5)	(114.4)
Proceeds from sales of assets	22.3	14.4	57.9	38.7

Free Cash Flow	$64.8	$4.5	$144.0	$(36.3)